Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in GTC Biotherapeutics, Inc.’s Annual Report on Form 10-K for the year ended January 3, 2010.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

July 28, 2010